Exhibit 99

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, IL 60154

NEWS RELEASE

FOR RELEASE:	CONTACT:
July 28, 2009, 05:30 A.M. ET	Investor:	John Barry, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602

Corn Products International Reports 2009 Second Quarter Results;

Keeps Full-Year Diluted EPS Guidance at a Range of $1.70 to $2.10,

Excluding Impairment and Restructuring Charges

WESTCHESTER, Ill., July 28, 2009 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported a net loss of $85 million, or a negative $1.13 per diluted common share, for the second quarter of 2009.  The results include pre tax impairment and restructuring charges of $125 million, $110 million after tax, with a negative earnings per diluted share impact of $1.47. Excluding the after tax charges for impaired assets and restructuring, the Company earned $0.34 per diluted common share for the second quarter of 2009, down from $0.90 per diluted common share a year ago. Included in last year’s results was a $0.04 per diluted share negative impact from costs related to the subsequently terminated proposed merger with Bunge Limited (NYSE: BG).

The $125 million pre tax impairment and restructuring charges are comprised of $119 million pre tax, $106 million after tax, for the Korean goodwill write-off and $6 million pre tax, $4 million after tax, in an asset write-off and international restructuring charges.

—more—

Second-quarter 2009 results were negatively impacted by higher net corn costs, unfavorable foreign currency translations and softer volumes. Excluding the after tax impact from the impairment and restructuring charges of a negative $1.47 earnings per diluted share, the estimated change in earnings per diluted share from improved price/margins was $0.08, lower co-product prices was a negative $0.47; weaker foreign currencies and lower volumes were a negative $0.09 and $0.07 respectively. Higher financing costs had a negative $0.03 impact while a lower effective tax rate and change in non-controlling interest each added $0.01.

Net sales of $912 million in the second quarter of 2009 decreased 11 percent versus $1.03 billion in the prior-year period. The three primary contributors to changes in net sales in the second quarter were improved price/mix of $24 million, offset by a negative $91 million from foreign currency translations and a negative $50 million from lower volumes.

Gross profit of $112 million in the second quarter of 2009 declined 40 percent versus $187 million a year ago. The gross margin of 12.2 percent compared with 18.1 percent last year. Successful sweetener and starch product pricing actions across all three regions were not enough to offset reduced co-product prices, negative foreign currency translations, and weaker volumes. Gross corn costs per ton increased 5 percent; however, net corn costs per ton increased 41 percent primarily due to lower corn oil prices. Energy costs decreased 7 percent versus a year ago.

Operating expenses in the second quarter were $61 million versus $73 million last year. Operating expenses last year included approximately $4 million in merger related costs.

The operating loss for the second quarter of 2009 was $73 million compared to an operating profit of $116 million last year.  Excluding the impairment and restructuring charges of $125 million, the operating income for the second quarter was $52 million.

2

Net financing costs in the second quarter of 2009 were $11 million versus $7 million last year due to $1 million higher net interest expense and an unfavorable foreign currency swing of $3 million. The second quarter effective tax rate of 1.1 percent was down from 34.9 percent last year, reflecting the impact of the Korean goodwill impairment charge.  The Company estimates that the full year effective annual tax rate will be 67 percent.  Excluding the impact of the Korean goodwill impairment, the Company estimates that the effective annual tax rate would have been approximately 34 percent.

“While we saw sequential improvement in the second quarter, the issues we outlined during our 2009 first quarter call in late April were clearly present in our second quarter results,” said Ilene Gordon, Chairman, President and Chief Executive Officer. “We expect the second half of 2009 to be stronger than the first half primarily due to anticipated lower net corn costs.

Regional Business Segment Performance

Regional results for the quarter ended June 30, 2009 were as follows:

North America

Net sales of $584 million decreased 4 percent from $609 million in 2008. Improved price/mix of $26 million was more than offset by the impact of lower volumes of $35 million, and weaker foreign currencies of $16 million. Operating income of $33 million fell 61 percent from $86 million last year due primarily to higher net corn costs and lower volumes. Gross corn costs per ton increased 26 percent versus last year, while net corn costs per ton increased 89 percent, with the latter reflecting the dramatic decline in the price of co-products, principally corn oil.  For example, as reported by the Wall Street Journal, corn oil in the second quarter of last year averaged 86 cents a pound versus 36 cents a pound in the second quarter of this year.

3

South America

Net sales of $228 million declined 23 percent compared with $298 million a year ago, primarily due to the impact of unfavorable foreign currency translations of $54 million, lower volumes of $9 million, and an unfavorable price/mix of $7million.  The decline in co-product prices offset the positive starches and sweeteners pricing.  Operating income declined 28 percent to $26 million compared with $37 million in the prior year. Net corn costs were favorable versus last year, helping to mitigate the impact from weaker currencies and reduced volumes on operating income.

Asia/Africa

Net sales of $99 million fell 19 percent versus $122 million last year primarily due to the unfavorable impact of foreign currency translations of $21 million. Improved pricing of $5 million was offset by $7 million in lower volumes. Gross and net corn costs per ton decreased 11 percent and 10 percent, respectively. Operating income of $6 million compared with $13 million a year ago, reflected the performance of the Korean business and the impact of lower volumes and generally weaker currencies.  As the Company has previously discussed, the Korean business has been challenged over the past two years by structural changes in the marketplace and a competitive environment that did not allow it to pass on higher corn and freight costs.  At the end of the second quarter a determination was made that we would not fully recover sales to the carbonated beverage industry, and that the fair value of the business was less than its carrying amount. This resulted in a write-off of the entire balance of the Korean goodwill.  As corn and freight costs trend back to more historical levels, we would expect better business performance going forward, although not to the same level as seen prior to 2007.

4

Balance Sheet and Cash Flow

The Company maintained a healthy balance sheet and solid liquidity as of June 30, 2009. At the end of the second quarter, total debt and cash and cash equivalents were $820 million and $175 million, respectively, versus $866 million and $107 million at year-end 2008.

Cash provided by operating activities for the first half of 2009 was $211 million.  Capital expenditures in the first half of 2009 were $66 million, while dividends paid were $23 million.

2009 Outlook

“We are maintaining our 2009 diluted earnings per share guidance, in the range of $1.70 to $2.10 excluding a negative $1.47 diluted earnings per share impact of the impairment and restructuring charges,” said Ilene Gordon.  “We expect the second half of 2009 to be stronger than the first half due to anticipated lower corn costs.  We expect volumes in North America to continue to be on the same trend as the first half, while we expect the rest of the world’s volumes to pick up.

“While the global economy is adversely affecting our earnings this year, we believe we have a strategic advantage in this difficult environment, which is our healthy balance sheet and solid liquidity.  We operate from a position of strength and flexibility. Our expectation for significant cash flow from operations of $425 million to $525 million in 2009 should give us ample options and maneuverability as we work through the global recession.

“The Company expects to hold capital expenditures to between $125 million and $150 million for full-year 2009, with much of the capital spending this year representing projects continued from 2008.

“As we work through this challenging environment, we will continue to focus on our cost structure and on maintaining our healthy balance sheet and solid liquidity.

“Our emphasis remains on creating shareholder value over the long term.”

5

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Vice President and Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

Individuals without Internet access may listen to the live conference call by dialing 719.325.2488. A replay of the audio call will be available through Friday, August 7, by calling 719.457.0820 and using passcode 2136445.

About the Company

Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and a major regional producer of starch, high fructose corn syrup and glucose. In 2008, Corn Products International reported record net sales and diluted earnings per share of $3.94 billion and $3.52, respectively, with operations in 15 countries at 33 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.

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Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of the current global economic recession and its impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and further deterioration of the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.

###

7

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income (Losses)

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(In millions, except per share amounts)	2009	2008	%	2009	2008	%
Net sales before shipping and handling costs	$965.6	$1,093.6	(12)%	$1,846.4	$2,084.6	(11)%
Less: shipping and handling costs	54.0	65.1	(17)%	103.7	125.2	(17)%
Net sales	$911.6	$1,028.5	(11)%	$1,742.7	$1,959.4	(11)%
Cost of sales	800.1	841.9	(5)%	1,538.3	1,599.5	(4)%
Gross profit	$111.5	$186.6	(40)%	$204.4	$359.9	(43)%

Operating expenses	61.0	73.4	(17)%	115.7	140.9	(18)%
Other (income) expense, net	(1.3)	(2.6)		(2.2)	(3.6)
Impairment / restructuring charges	125.0	—		125.0	—
Operating income (loss)	$(73.2)	$115.8	(163)%	$(34.1)	$222.6	(115)%
Financing costs, net	10.8	6.9	57%	22.2	14.3	55%
Income (loss) before income taxes	$(84.0)	$108.9	(177)%	$(56.3)	$208.3	(127)%
Provision (benefit) for income taxes	(0.9)	38.0		8.5	71.3
Net income (loss)	$(83.1)	$70.9	(217)%	$(64.8)	$137.0	(147)%
Less: Net income attributable to non-controlling interests (a)	1.7	2.5	(32)%	3.3	4.3	(23)%
Net income (loss) attributable to CPI	$(84.8)	$68.4	(224)%	$(68.1)	$132.7	(151)%

Earnings (Loss) per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	74.8	74.4		74.8	74.2
Diluted	74.8	76.2		74.8	75.9

Earnings (loss) per common share of CPI:
Basic	$(1.13)	$0.92	(223)%	$(0.91)	$1.79	(151)%
Diluted	$(1.13)	$0.90	(226)%	$(0.91)	$1.75	(152)%

(a)

On January 1, 2009, CPI adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” which, among other things, requires that minority interests be re-named non-controlling interests and that a company present a consolidated net income measure that includes the amount attributable to such non-controlling interests for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30, 2009	December 31, 2008
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$175	$107
Accounts receivable — net	529	627
Inventories	440	454
Prepaid expenses	17	10
Deferred income taxes	79	99
Total current assets	1,240	1,297

Property, plant and equipment — net	1,494	1,447
Goodwill and other intangible assets	242	359
Deferred income taxes	3	4
Investments	9	7
Other assets	95	93
Total assets	$3,083	$3,207

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	168	206
Accounts payable and accrued liabilities	575	653
Total current liabilities	743	859

Non-current liabilities	144	152
Long-term debt	652	660
Deferred income taxes	99	105
Redeemable common stock (500,000 shares issued and outstanding at June 30, 2009 and December 31, 2008) stated at redemption value	13	14
Share-based payments subject to redemption	6	11

Equity
CPI shareholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,819,774 shares issued at June 30, 2009 and December 31, 2008	1	1
Additional paid-in capital	1,084	1,086
Less: Treasury stock (common stock; 678,018 and 776,606 shares at June 30, 2009 and December 31, 2008, respectively) at cost	(22)	(29)
Accumulated other comprehensive loss	(490)	(594)
Retained earnings	831	920
Total CPI shareholders’ equity	1,404	1,384
Non-controlling interests (a)	22	22
Total equity	1,426	1,406

Total liabilities and equity	$3,083	$3,207

(a)

On January 1, 2009, CPI adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” which, among other things, requires that minority interests be re-named non-controlling interests and that a company present such non-controlling interests as equity for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(In millions)	2009	2008

Cash provided by operating activities:
Net income (loss) attributable to CPI	$(68)	$133
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of impaired assets	124	—
Depreciation and amortization	62	65
Decrease in margin accounts	127	101
Increase in other trade working capital	(31)	(64)
Other	(3)	(2)
Cash provided by operating activities	211	233

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(66)	(105)
Other	(1)	5
Cash used for investing activities	(67)	(100)

Cash used for financing activities:
Payments on debt, net	(50)	(10)
Issuances (repurchases) of common stock, net	(2)	10
Dividends paid (including to non-controlling shareholders)	(23)	(20)
Excess tax benefit on share-based compensation	—	3
Cash used for financing activities	(75)	(17)

Effect of foreign exchange rate changes on cash	(1)	1
Increase in cash and cash equivalents	68	117
Cash and cash equivalents, beginning of period	107	175
Cash and cash equivalents, end of period	$175	$292

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(Dollars in millions)	2009	2008	%	2009	2008	%
Net Sales
North America	$584.4	$609.3	(4)%	$1,115.7	$1,146.2	(3)%
South America	228.2	297.6	(23)%	442.7	569.6	(22)%
Asia/Africa	99.0	121.6	(19)%	184.3	243.6	(24)%
Total	$911.6	$1,028.5	(11)%	$1,742.7	$1,959.4	(11)%

Operating Income (Loss)
North America	$33.4	$85.5	(61)%	$53.8	$160.8	(67)%
South America	26.4	36.5	(28)%	54.1	68.7	(21)%
Asia/Africa	5.6	12.7	(56)%	7.4	25.6	(71)%
Corporate	(13.6)	(18.9)	(28)%	(24.4)	(32.5)	(25)%
Sub-total	51.8	115.8	(55)%	90.9	222.6	(59)%
Impairment / restructuring charges	(125.0)	—		(125.0)	—
Total	$(73.2)	$115.8	(163)%	$(34.1)	$222.6	(115)%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2009 and 2008, were $30 million and $57 million, respectively. Capital expenditures for the full year 2009 are estimated to be in the range of $125 million to $150 million.

III.  Non-GAAP Information

The presentation below contains information that is not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and is provided for analytical purposes only.  Management believes that this non-GAAP information (1) provides a more meaningful presentation of the Company’s second quarter and first half 2009 results, on a basis consistent with the way in which management evaluates operating performance and (2) provides investors with additional information to assess and facilitate a more clear understanding of our financial results. The information presented should not be used as a substitute for our financial results under GAAP.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
	(in millions)	EPS	(in millions)	EPS
Net (loss) attributable to CPI	$(84.8)	$(1.13)	$(68.1)	$(0.91)

Add back:

Impairment / restructuring charges, net of income tax benefit of $14.7 million	110.3	1.47	110.3	1.47

Non-GAAP net income	$25.5	$0.34	$42.2	$0.56

As a result of the second quarter 2009 impairment and restructuring charges totaling $125.0 million (pretax), the Company incurred operating losses of $73.2 million and $34.1 million in the second quarter and first half of 2009, respectively.  Excluding the $125.0 million of impairment and restructuring charges, the Company’s operating income on a non-GAAP basis was $51.8 million and $90.9 million for the second quarter and first half of 2009, respectively.

The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives.  Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).  Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance.  The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP.  In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies.  Our calculations of the Total Debt to Capitalization Percentage at June 30, 2009 and December 31, 2008 are as follows:

Total Debt to Capitalization Percentage

	June 30,	December 31,
(Dollars in millions)	2009	2008

Short-term debt	$168	$206
Long-term debt	652	660
Total debt (a)	$820	$866

Deferred income tax liabilities	99	105
Redeemable common stock	13	14
Share-based payments subject to redemption	6	11
Total equity	1,426	1,406
Total capital	$1,544	$1,536

Total debt and capital (b)	$2,364	$2,402

Debt to capitalization percentage (a/b)	34.7%	36.1%